DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
C28263-1999
Document Number:
20050054862-72

Date Filed:
2/18/2005 8:22:18 AM
In the office of

Dean Heller
Secretary of State

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Absolute Glass Protection, Inc. (C28263-1999)

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE IV: Authorized Shares:

Capitalization. (A) Common Stock. The Corporation shall have the authority to issue seventy million (70,000,000) shares of Common Stock having a par value of $0.001. All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid Common Stock of this Corporation shall not be liable for further call or assessment. The authorized Common Shares shall be issued at the discretion of the Directors.

The Corporation shall have the authority to issue five million (5,000,000) shares of Preferred Stock at a par value of $0.001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 94%

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): John Dean Harper, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.